Exhibit 99.1
BACKWEB REPORTS Q4 2006 RESULTS REFLECTING A
SUBSTANTIAL REDUCTION IN SEQUENTIAL QUARTERLY NET LOSS
SAN JOSE, Calif., March 2, 2007 — BackWeb Technologies Ltd. (OTC BB: BWEBF), a leading provider of software designed to mobilize business web applications, today reported financial results for its fourth quarter and year ended December 31, 2006. BackWeb also announced that Ken Holmes, the Company’s Vice President Finance, has been promoted to Chief Financial Officer of the Company.
BackWeb reported Q4 2006 revenue of $1.3 million, an improvement over revenue of $720,000 in Q3 2006, though a decrease from revenue of $1.8 million in Q4 2005. New license sales in Q4 2006 exceeded those in Q3 2006 and in the year-ago quarter. Total license sales in Q4 2006 were $550,000, reflecting sales to Novartis Pharmaceuticals and other organizations. This compares to total license sales of $60,000 in Q3 2006 and $743,000 in the year-ago quarter. As anticipated, Q4 2006 included no revenue contribution from F-Secure Corporation, whereas during Q4 2005 the Company recognized revenue of $390,000 from this customer. Maintenance revenue continued to demonstrate healthy renewal trends as Q4 2006 maintenance revenue was $477,000, compared to $516,000 in Q3 2006 and $495,000 in Q4 2005.
The Company’s total net expenses in Q4 2006 were approximately $1.5 million, a level below that originally anticipated at the time BackWeb provided preliminary results. The lower expense level reflected approximately $250,000 in favorable adjustments made as part of the Company’s full-year 2006 audit process as well as a lower than anticipated level of expenses in the period. As a result of lower than expected total net expenses, in Q4 2006 BackWeb reported a lower than anticipated net loss of $204,000, or break-even on a per share basis, compared to a net loss of $1.6 million, or ($0.04) per share, in Q3 2006, and a net loss of $301,000, or ($0.01) per share, in Q4 2005. Non-cash stock-based compensation (FAS 123R) related expenses of approximately $100,000 were included in operating expenses for Q4 2006 and all other quarters during 2006, with no comparable expense reflected in the comparable 2005 periods.
BackWeb’s CEO, Bill Heye, stated, “We were pleased to close 2006 on a positive note in the fourth quarter. We were able to execute on sales while making the previously announced cuts that bring our expenses down to the $1.5 — $1.6 million per quarter range. This level of quarterly expense for 2007 allows us to continue our enterprise sales efforts, our new product development and our support for new platforms such as the recently launched Microsoft Windows Vista operating system.”
Ken Holmes, BackWeb’s CFO, commented, “We’re pleased that our Q4 2006 net loss came in better than the preliminary results we provided. This was principally due to a few favorable adjustments that resulted from our year-end audit and lower than expected operating expenses in the quarter. Given our cost reductions and spending discipline, as well as the $4.5 million in cash and investments on our balance sheet as of December 31, 2006, we believe BackWeb is sufficiently capitalized to execute on our business plan throughout 2007 and beyond.”
Mr. Heye added, “There is now an increased level of attention in the industry and business press being given to ‘mobile enabling’ or providing unplugged access to business web applications for mobile laptop users. Companies and users now expect their business web applications to provide them with a complete user experience that gives them flexibility to use their applications anytime during their mobile workday. We remain actively engaged in our relationship with Oracle Corporation, especially in the human capital management (HCM) application area. We have also become a charter member of the Salesforce.com AppExchange Incubator program in Silicon Valley, which gives us daily on-site access to Salesforce.com and its partners as we prepare to go live with our Salesforce.com partner offerings. We are actively involved in sales activities with other large enterprises and government agencies and are focused on the goal of driving BackWeb as quickly as possible to the goal of sustainable profitability.
“It is also gratifying to report that our Board of Directors recently promoted Ken Holmes to the position of CFO. The appointment acknowledges his hard work and contributions across a variety of fronts over the past four years, the last two of which have been in the role of VP Finance. We look to Ken to play an important leadership role at the Company going forward and congratulate him on his accomplishments and dedication to BackWeb.”
About BackWeb Technologies:
 BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft, Salesforce.com and SAP. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2007 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Oracle and PeopleSoft are registered trademarks of Oracle Corporation and/or its affiliates.
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding the Company’s anticipated quarterly operating expenses during 2007; the Company’s intention to continue its enterprise sales efforts, its development of new products and its support of new platforms; that the Company is sufficiently capitalized to execute on its business plan throughout 2007 and beyond; and the ability of the Company to achieve sustainable profitability. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the uncertainty of market acceptance of offline access products or the Company’s ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which contain more detailed descriptions of the risk factors facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.
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BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Year ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue:
License (1)	$554	$743	$1,868	$3,312
Service	720	1,010	2,928	3,599

Total revenue	1,274	1,754	4,796	6,911

Cost of revenue:
License	(3)	7	64	51
Service	191	150	762	684

Total cost of revenue	188	157	826	735

Gross profit	1,086	1,597	3,970	6,176

Operating expenses:
Research and development	469	508	2,211	2,178
Sales and marketing	697	1,135	3,677	3,347
General and administrative	179	296	1,959	1,787

Total operating expenses	1,345	1,939	7,847	7,312

Loss from operations	(259)	(342)	(3,877)	(1,136)

Finance and other income, net	55	41	171	103

Net loss	$(204)	$(301)	$(3,706)	$(1,033)

Net loss per share	$(0.00)	$(0.01)	$(0.09)	$(0.03)

Shares used in computing net loss per share	41,304	41,133	41,250	41,011

(1) License revenue for the year-ended 2005 reflected the recording of approximately $1.5 million in income related to a multi-year source code license and distribution agreement with
F-Secure Corporation. During 2006, BackWeb recorded revenue of approximately $250,000 from this customer.

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2006	2005
	Unaudited
ASSETS
Current assets:
Cash and investments	$4,494	$7,876
Trade accounts receivable, net	1,369	1,554
Other current assets	494	325

Total current assets	6,357	9,755

Long-term investments and other assets	42	35
Property and equipment, net	128	213

Total assets	$6,527	$10,003

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,747	$1,978
Deferred revenue	949	976

Total current liabilities	2,696	2,954

Long-term liabilities	—	8
Total shareholders’ equity	3,831	7,041

Total liabilities and shareholders’ equity	$6,527	$10,003

Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@backweb.com	bweb@jcir.com